Exhibit (n)(5)

Consent of Independent Auditor

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-232492) on Form N-2 of Capital Southwest Corporation of our report dated May 10, 2019, relating to the financial statements of I-45 SLF LLC, appearing in the Annual Report on Form 10-K of Capital Southwest Corporation for the year ended March 31, 2019 and incorporated by reference in this Registration Statement. We also consent to the use of our name as it appears under the captions “Independent Registered Public Accounting Firm” and “Item 25. Financial Statements and Exhibits.”

/s/ RSM US LLP

Chicago, Illinois
August 14, 2019